Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: John E. Ritacco, President and Chief Executive Officer

TELEPHONE: (914) 422-2700

CMS BANCORP, INC. ANNOUNCES REGULATORY APPROVAL TO

CONSUMMATE ITS CONVERSION AND OFFERING

White Plains, New York, March 30, 2007: CMS Bancorp, Inc., the proposed holding company for Community Mutual Savings Bank, announced that it received regulatory approval to complete the conversion of Community Mutual Savings Bank from mutual to stock form and to consummate the related CMS Bancorp stock offering. In addition, the conversion was approved by the depositors of Community Mutual Savings Bank.

The offering was oversubscribed by eligible account holders at Community Mutual Savings Bank as of March 31, 2005. Accordingly, eligible account holders with valid orders will receive shares allocated in accordance with the allocation procedures set forth in Community Mutual Savings Bank’s plan of conversion. Subscribers whose orders were not filled or were partially filled will receive an applicable refund or cancellation of account withdrawal authorization. If you would like to confirm your allocation, please contact the Stock Information Center at (914) 328-3058 beginning April 3, 2007. The Stock Information Center will remain open until Friday, April 13, 2007, from 10:00 a.m. to 4:00 p.m. The offering, which expired on March 15, 2007, was managed by Ryan Beck & Co., Inc.

CMS Bancorp will sell 1,983,750 shares of common stock to eligible depositors of Community Mutual Savings Bank and to the Employee Stock Ownership Plan of CMS Bancorp, Inc. at a price of $10.00 per share. Additionally, as part of the conversion, CMS Bancorp will contribute 71,415 shares of its authorized but unissued common stock ($714,000 value based on the $10.00 offering price) and $60,000 in cash to establish and fund The Community Mutual Charitable Foundation, a new charitable foundation that will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which Community Mutual Savings Bank operates.

CMS Bancorp expects to complete its conversion and stock offering on Tuesday, April 3, 2007. Shares of CMS Bancorp’s common stock are expected to begin trading on Wednesday, April 4, 2007 on the Nasdaq Capital Market under the symbol “CMSB.”

CMS Bancorp expects to mail stock certificates to investors on or about Wednesday, April 4, 2007.

Thacher Proffitt & Wood LLP served as special counsel to the Company for the conversion and stock offering. Malizia Spidi & Fisch, PC served as special counsel to Ryan Beck & Co., Inc.

As of December 31, 2006, Community Mutual Savings Bank had $124.5 million in assets, $109.9 million in deposits and $8.3 million in total equity. Community Mutual Savings Bank operates five retail branches in Eastchester, Greenburgh, Mount Vernon, East White Plains and White Plains, New York. Community Mutual’s deposits are insured by the Federal Deposit Insurance Corporation.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This release contains certain forward-looking statements based on current expectations, estimates and projections about CMS Bancorp’s and Community Mutual Savings Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. CMS Bancorp and Community Mutual Savings Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.